EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Singlepoint Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.0001 per share(1)	457(o)			$5,750,000	$147.60 per $1,000,000	$848.70
Fees to be Paid	Equity	Underwriter warrants to common stock, par value $0.0001 per share(2)(3)	457(i)			-	-	-
Fees to be Paid	Equity	Common stock, par value $0.0001 per share underlying underwriter warrants(1)(2)(3)	457(g)			$149,500	$147.60 per $1,000,000	$22.07

Total Offering Amounts						$5,899,500		870.77
Total Fees Previously Paid								$2,706.95
Total Fee Offsets								870.77
Net Fee Due								-

(1)

In accordance with Rule 416(a), the registrant is also registering an indeterminate number of additional shares of common stock that will be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	No fee pursuant to Rule 457(i) under the Securities Act.

(3)

We have agreed to issue to the underwriters warrants to purchase the number of shares of common stock in the aggregate equal to 2% of the shares of common stock to be issued and sold in this offering (including any shares of common stock sold upon exercise of the over-allotment option). The warrants are exercisable for a price per share equal to 130% of the public offering price of one share of common stock.